EXHIBIT 10.4

CONSENT, WAIVER AND SECOND AMENDMENT
TO
PREPAID ADVANCE AGREEMENTS

This CONSENT, WAIVER AND SECOND AMENDMENT TO PREPAID ADVANCE AGREEMENTS (this “Consent”) is entered into this 21st day of August, 2024, by and between YA II PN, LTD., a Cayman Islands exempted limited company (“Investor”) and APPLIED DIGITAL CORPORATION, a company incorporated under the laws of the State of Nevada (the “Company”).
Recitals
A.    Investor and the Company have entered into (i) that certain Prepaid Advance Agreement dated as of March 27, 2024 (the “March PAA”), (ii) that certain Prepaid Advance Agreement dated as of May 24, 2024 (the “May PAA” and together with the March PAA, as each may be amended, restated, supplemented or otherwise modified from time to time, the “Prepaid Advance Agreements”), (iii) that certain Convertible Promissory Note, dated March 27, 2024 made by the Company in favor of Investor (the “March Promissory Note”), (iv) that certain Convertible Promissory Note, dated April 24, 2024 made by the Company in favor of Investor (the “April Promissory Note”), (v) that certain Convertible Promissory Note, dated May 24, 2024 made by the Company in favor of Investor (the “May Promissory Note” and collectively with the March Promissory Note and the April Promissory Note, the “Yorkville Promissory Notes”), (vi) that certain Consent, Waiver and First Amendment to Prepaid Advance Agreements dated as of June 6, 2024, and (vii) certain other guaranty agreements, documents, agreements and instruments in connection with the Prepaid Advance Agreements (the documents listed in the foregoing clauses (i) through (vii), collectively, the “Yorkville Documents”).
B.    The Company has notified Investor that the Company will enter into a definitive agreement within the next thirty (30) days pursuant to which, among other things, the Company will issue up to $100,000,000 in the aggregate of convertible preferred stock with a conversion price reset feature based on the future trading price of the Company’s common stock that may constitute a Variable Rate Transaction pursuant to (i) Section 6.19(d) of the March PAA and (ii) Section 6.21(d) of the May PAA, in a series of transactions to be consummated after execution of the definitive agreement (collectively, the “Proposed Transaction”).
C.    The Yorkville Documents and the Transaction Documents (as defined in the Prepaid Advance Agreements) contain various notice provisions, covenants and restrictions (collectively, the “Restrictions”) that may impair the Company’s ability to consummate the Proposed Transaction.
D.    Investor has agreed to consent to the Proposed Transaction and to amend certain other provisions of the Prepaid Advance Agreements in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement
    Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:
1.Definitions. Capitalized terms used but not defined in this Consent shall have the meanings given to them in the Prepaid Advance Agreements.
2.Consent and Waiver. Investor hereby (a) consents to the Proposed Transaction and (b) waives, solely with respect to the Proposed Transaction and without any waiver of Investor’s other rights and remedies under the Yorkville Documents, including without limitation, with respect to restrictions on Variable Rate Transactions other than the Proposed Transaction, any and all Restrictions prohibiting the Proposed Transaction, including without limitation, any Restriction on the Company’s ability to consummate a Variable Rate Transaction to the extent the Proposed Transaction constitutes a Variable Rate Transaction under the Yorkville Documents and (c) agrees that the Proposed Transaction, the transactions related thereto and the performance by the Company of its obligations in respect thereof shall not constitute an Event of Default, Default or breach under any provision of the Yorkville Documents or the Transaction Documents.
3.Amendment. In reliance upon the representations and warranties of the Company set forth in the Prepaid Advance Agreements and in this Consent, the Yorkville Promissory Notes are hereby amended as follows:
3.1Section (1)(d) of each of the March Promissory Note and the April Promissory Note is hereby amended, removed and replaced with the following:
(d)    Optional Redemption. At any time after January 1, 2025, the Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given (x) if the VWAP of the Common Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder, or (y) at any time after the tenth (10th) Trading Day after the initial Registration Statement has been declared effective. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to the outstanding Principal balance being redeemed by the Company, plus the Payment Premium in respect of such Principal amount, plus all accrued and unpaid interest, if any on such Principal amount. After receipt of a Redemption Notice, the Holder shall have ten (10) Trading Days (beginning with the Trading Day immediately following the date of such Redemption Notice) to elect to convert all or any portion of the Note. On the eleventh (11th) Trading Day after the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during the ten (10) Trading Day period.
3.2Section (1)(d) of the May Promissory Note is hereby amended, removed and replaced with the following:
(d)    Optional Redemption. At any time after January 1, 2025, the Company at its option shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Note as described in this Section; provided that the Company provides the Holder with written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption, which Redemption Notice (i) shall be delivered to the Holder after the close of regular trading hours on a Trading Day, and (ii) may only be given (x) if the VWAP of the Common Shares was less than the Fixed Price on the date such Redemption Notice is delivered, unless otherwise agreed by the Holder, or (y) provided no Event of Default has occurred, at any time after the thirtieth (30th) Trading Day after the initial Registration Statement has been declared effective. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Note to be redeemed and the Redemption Amount. The “Redemption Amount” shall be an amount equal to the outstanding Principal balance being redeemed by the Company, plus the Payment Premium in respect of such Principal amount, plus all accrued and unpaid interest, if any on such Principal amount. After receipt of a Redemption Notice, the Holder shall have ten (10) Trading Days (beginning with the Trading Day immediately following the date of such Redemption Notice) to elect to convert all or any portion of the Note. On the eleventh (11th) Trading Day after the applicable Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed to the extent not converted and otherwise after giving effect to conversions or other payments made during the ten (10) Trading Day period.

4.Integration. This Consent, the Yorkville Documents and the Transaction Documents represent the entire agreement about this subject matter and supersede any prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Consent merge into this Consent.
5.Counterparts. This Consent may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.Effectiveness. This Consent shall be deemed effective upon the due execution and delivery to Investor of this Consent by each party hereto; provided, however, that if the Proposed Transaction is not consummated on or before September 21, 2024, then this Consent shall automatically, without further notice or action by either party, be deemed void ab initio and of no force and effect.
7.Amendment. Except as expressly set forth herein, the Yorkville Documents and the Transaction Documents remain unmodified and in full force and effect, and Investor expressly reserves the right to require strict compliance with terms of the Yorkville Documents and the Transaction Documents. No provision of this Consent may be waived or amended other than by an instrument in writing signed by Investor and the Company.
8.Incorporation. Article VIII and Article X of the May PAA are incorporated herein in their entirety, mutatis mutandis, as if they had been fully set forth herein.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Consent to be duly executed and delivered as of the date first written above.

INVESTOR:	COMPANY:
YA II PN, LTD. By: Yorkville Advisors Global, LP Its: Investment Manager By: Yorkville Advisors Global II, LLC Its: General Partner By: /s/ Troy Rillo________________ Name: Troy Rillo Title: Manager	APPLIED DIGITAL CORPORATION By: /s/ David Rench___________ Name: David Rench Title: Chief Financial Officer